Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-66720, 333-91179, 333-49802, 333-38996 and 333-98415) and Form S-3 (File Nos. 333-105446 and 333-106309) of Lionbridge Technologies, Inc. of our report dated January 28, 2004 relating to the financial statements, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts

March 11, 2004

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